                                                                Exhibit 23(b)






                   CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                   ---------------------------------------------------

The Board of Directors
SFS Bancorp, Inc.

We consent to incorporation by reference in the Registration Statement on Form S-8 of SFS Bancorp, Inc. related to the 1995 Recognition and Retention Plan of our report dated January 19, 1996, relating to the consolidated balance sheets of SFS Bancorp, Inc. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form
10-KSB of SFS Bancorp, Inc. We also consent to the reference to our firm under the heading "Consents of Experts and Counsel." Our report refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan," Statement of Financial Accounting Standards No. 118, "Accounting by Creditors For Impairment of a Loan-Income Recognition and Disclosures," and Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

                                     /s/ KPMG Peat Marwick LLP


Albany, New York
May 31, 1996